Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Brian Blackman
	(347) 489-6602	(702) 407-6330
Caesars Entertainment Reports Financial Results for the Third Quarter of 2016
LAS VEGAS, November 7, 2016 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported third quarter of 2016 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
Highlights

•	Net revenues for Continuing CEC increased 3.0% year-over-year to $986 million primarily attributable to strong growth in the Las Vegas region.

•
Net income for Continuing CEC, before including the effect of noncontrolling interest, was $5 million compared to a net loss of $756 million in the third quarter of 2015 and was largely due to a $4.2 billion pre-tax gain on the sale of Caesars Interactive Entertainment’s (“CIE”) social and mobiles games business, partially offset by an accrual of $3.0 billion related to the restructuring of Caesars Entertainment Operating Company, Inc. (“CEOC”).

•	Adjusted EBITDA for Continuing CEC grew 9.3% year-over-year to $269 million.

•	Cash ADR in Las Vegas was up 10.6% due to increased resort fees, effective hotel yield management and improved pricing power due to room product enhancements.

•	On September 23, 2016, CIE sold its social and mobile games business (the “SMG Business”) for $4.4 billion in cash.

•
In October, CEC and CEOC agreed to the terms of an amended plan of reorganization and gained the support of CEOC’s major creditor groups, paving the way for a successful conclusion to CEOC’s bankruptcy in 2017.

"We achieved another solid quarter of performance, with a 3 percent increase in revenues paced by strong results in Las Vegas, our largest market," said Mark Frissora, President and Chief Executive Officer of Caesars Entertainment. “We also continued to expand margins, a testament to the progress we have made to manage costs effectively while delivering enhanced customer service. Going forward, we remain focused on driving a balanced agenda of revenue growth and productivity gains to increase margins and cash flow. Our progress year to date gives us confidence that we are on the right path as we strive to maximize value for our stakeholders."
Summary Financial Data

The results of CEOC and its subsidiaries are no longer consolidated with Caesars subsequent to CEOC and certain of its United States subsidiaries (the “Debtors”) voluntarily filing for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on January 15, 2015. In October, all of CEOC’s major creditor groups signed amended restructuring support agreements and have agreed to the terms of the latest plan of reorganization. This is a key milestone in CEC and CEOC’s efforts to implement a consensual restructuring and paves the way toward a successful conclusion of CEOC’s bankruptcy in 2017.

In the table below, “Continuing CEC” represents Caesars Entertainment Resort Properties, LLC (“CERP”), Caesars Growth Partners, LLC (“CGP”) (inclusive of CIE), other non-operating subsidiaries and associated parent company and elimination adjustments that represent the Caesars consolidated reporting entity as of September 30, 2016, and for subsequent periods.

Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.

	Three Months Ended September 30,		Change %
(Dollars in millions, except per share data)	2016	2015
Casino revenues	$542	$542	—%
Net revenues	986	957	3.0%
Income/(loss) from operations	(44)	84	*
Deconsolidation and restructuring of CEOC and other	(3,070)	(935)	*
Loss from continuing operations, net of income taxes	(3,288)	(792)	*
Discontinued operations, net of income taxes	3,293	36	*
Net income/(loss)	5	(756)	*
Net loss attributable to Caesars	(643)	(791)	18.7%
Basic loss per share	(4.38)	(5.44)	19.5%
Diluted loss per share	(4.38)	(5.44)	19.5%
Property EBITDA (1)	287	262	9.5%
Adjusted EBITDA (1)	269	246	9.3%

	Nine Months Ended September 30,				Continuing CEC Change %
	2016	2015
(Dollars in millions, except per share data)	Continuing CEC (2)	Continuing CEC (2)	CEOC (3)	Reported CEC
Casino revenues	$1,633	$1,641	$118	$1,759	(0.5)%
Net revenues	2,928	2,850	158	3,008	2.7%
Income from operations	155	296	9	305	(47.6)%
Deconsolidation and restructuring of CEOC and other	(5,333)	6,162	—	6,162	*
Income/(loss) from continuing operations, net of income taxes	(5,663)	6,064	(78)	5,986	*
Discontinued operations, net of income taxes	3,351	113	(7)	106	*
Net income/(loss)	(2,312)	6,177	(85)	6,092	*
Net income/(loss) attributable to Caesars	(3,028)	6,083	(85)	5,998	*
Basic earnings/(loss) per share	(20.74)	—	—	41.42	*
Diluted earnings/(loss) per share	(20.74)	—	—	40.88	*
Property EBITDA (1)	867	809	31	840	7.2%
Adjusted EBITDA (1)	820	759	34	793	8.0%
____________________
See “Footnotes to Tables” following Balance Sheet and Other Items later in this release.

Third Quarter of 2016 Financial Results

We view each casino property as an operating segment and currently aggregate all such casino properties into two reportable segments based on management’s view, which aligns with their own ownership and underlying credit structures: CERP and CGP. Through June 30, 2016, we aggregated the operating segments within CGP into two separate reportable segments: Caesars Growth Partners Casino Properties and Developments (“CGP Casinos”) and CIE. On September 23, 2016, CIE sold its SMG Business for cash consideration of $4.4 billion, subject to customary purchase price adjustments, and retained only its World Series of Poker (“WSOP”) and regulated online real money gaming businesses. The SMG Business represented the majority of CIE’s operations and is being classified as a discontinued operation for all periods presented effective in the third quarter of 2016. After excluding the SMG Business from CIE’s continuing operations, CIE is no longer considered a separate reportable segment from CGP Casinos based on management’s view. Therefore, CGP Casinos and CIE have been combined for all periods presented to form the CGP segment. CEOC was a reportable segment until its deconsolidation effective January 15, 2015.

Segment results in this release are presented consistent with the way Caesars management assesses these results and allocates resources, which is a consolidated view that adjusts for the impact of certain transactions between reportable segments within Caesars, as described below. Accordingly, the results of certain reportable segments presented in this filing differ from the financial statement information presented in their stand-alone filings. “Other” includes parent, consolidating, and other adjustments to reconcile to consolidated Caesars results. All comparisons are to the same period of the previous year.
Net Revenues

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$569	$542	5.0%	$1,659	$1,637	1.3%
CGP (4)	422	418	1.0%	1,283	1,216	5.5%
Other (5)	(5)	(3)	(66.7)%	(14)	(3)	*
Total Continuing CEC	986	957	3.0%	2,928	2,850	2.7%
CEOC (3)	—	—	—%	—	164	*
Other (5)	—	—	—%	—	(6)	*
Total CEOC	—	—	—%	—	158	*
Total Reported CEC	$986	$957	3.0%	$2,928	$3,008	*
Income/(Loss) from Operations

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$104	$98	6.1%	$293	$332	(11.7)%
CGP (4)	(109)	32	*	(22)	223	*
Other (5)	(39)	(46)	15.2%	(116)	(259)	55.2%
Total Continuing CEC	(44)	84	*	155	296	(47.6)%
CEOC (3)	—	—	—	—	9	*
Other (5)	—	—	—	—	—	—
Total CEOC	—	—	—	—	9	*
Total Reported CEC	$(44)	$84	*	$155	$305	*
Net Income/(Loss)

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$6	$—	100.0%	$(2)	$20	*
CGP (4)	3,864	21	*	3,914	197	*
Other (5)	(3,865)	(777)	*	(6,224)	5,960	*
Total Continuing CEC	5	(756)	*	(2,312)	6,177	*
CEOC (3)	—	—	—%	—	(85)	*
Other (5)	—	—	—%	—	—	—%
Total CEOC	—	—	—%	—	(85)	*
Total Reported CEC	$5	$(756)	*	$(2,312)	$6,092	*

Property EBITDA

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$178	$161	10.6%	$526	$518	1.5%
CGP (4)	106	101	5.0%	337	287	17.4%
Other (5)	3	—	100.0%	4	4	—%
Total Continuing CEC	287	262	9.5%	867	809	7.2%
CEOC (3)	—	—	—%	—	31	*
Other (5)	—	—	—%	—	—	—%
Total CEOC	—	—	—%	—	31	*
Total Reported CEC	$287	$262	9.5%	$867	$840	*

Adjusted EBITDA

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$170	$157	8.3%	$507	$503	0.8%
CGP (4)	100	98	2.0%	323	270	19.6%
Other (5)	(1)	(9)	88.9%	(10)	(14)	28.6%
Total Continuing CEC	269	246	9.3%	820	759	8.0%
CEOC (3)	—	—	—%	—	34	*
Other (5)	—	—	—%	—	—	—%
Total CEOC	—	—	—%	—	34	*
Total Reported CEC	$269	$246	9.3%	$820	$793	*

Continuing CEC

Net revenue for Continuing CEC increased 3.0% year-over-year to $986 million primarily attributable to strong growth in the Las Vegas region, partially offset by revenue declines in Atlantic City and New Orleans and unfavorable year over year hold. Income from operations decreased $128 million to a loss of $44 million mainly due to an increase in CIE stock-based compensation awards related to the sale of CIE’s SMG Business. Net income, before including the effect of non-controlling interest, increased to $5 million from a net loss of $756 million mainly due to a $4.2 billion pre-tax gain on the sale of CIE’s SMG Business, which was partially offset by a $3.0 billion accrual related to CEC’s estimate of the additional amount it will pay to support the restructuring of CEOC. Property EBITDA increased 9.5% to $287 million and adjusted EBITDA increased 9.3% to $269 million mainly due to higher revenues and efficiency initiatives.

CERP

CERP owns and operates six casinos in the United States and The LINQ promenade, along with leasing Octavius Tower at Caesars Palace Las Vegas to CEOC and gaming space at The LINQ promenade to CGP.

Net revenues for the third quarter of 2016 were $569 million, up 5.0% primarily due to strong growth in gaming and hospitality revenues in Nevada. While CERP experienced strong hotel revenue growth, there were over 32,000 room nights out of service in Las Vegas in the quarter due to room renovations, primarily concentrated at Paris Las Vegas. Casino revenues were $289 million, up 2.8% from the prior year primarily due to higher gaming volumes in Nevada as well as favorable year over year hold. Room revenues rose 6.5% in the quarter to $147 million mainly due to higher hotel rates, improved hotel yield and resort fees, which drove a 12.0% increase in cash ADR. Food and beverage revenues were $134 million, down 2.2% largely due to less banquet business.
Income from operations increased 6.1% to $104 million, net income increased $6 million to $6 million and adjusted EBITDA increased 8.3% to $170 million. These increases were mainly due to higher revenues and marketing and operational efficiencies. Hold was estimated to have a positive effect on operating income of between $5 million and $10 million in the quarter relative to our expected hold and between $0 million and $5 million when compared to the prior year period.

CGP

CGP owns and operates six casinos in the United States, primarily in Las Vegas, as well as CIE. CIE owns and operates regulated online real money gaming and the WSOP tournaments and brand.

Net revenues for the third quarter of 2016 were $422 million, a 1.0% increase primarily attributable to higher hotel revenues in Las Vegas as well as increases in entertainment revenue mainly due to the AXIS Theater at Planet Hollywood. These positive drivers were offset by unfavorable year over year hold and lower food and beverage revenues. Casino revenues were $253 million, down 3.1% from the prior year mainly driven by unfavorable year over year hold at Harrah’s New Orleans due to exceptional hold in the same period last year. Room revenues increased 9.8% to $90 million mainly due to higher hotel rates, resort fees and improved hotel yield. Food and beverage revenues were $67 million, down 9.5% mainly due to less banquet business in Las Vegas.

Income from operations decreased $141 million to a loss of $109 million mainly due to an increase in stock-based compensation expense and transaction costs related to the sale of CIE’s SMG Business. Net income, before including the effect of noncontrolling interest, increased from $21 million to $3.9 billion mainly due to a $4.2 billion pre-tax gain on the sale of CIE’s SMG Business. Adjusted EBITDA increased 2.0% to $100 million due to higher revenues and efficiency initiatives. Hold was estimated to have a minimal effect on operating income relative to our expected hold and an unfavorable effect of between $5 million and $10 million when compared to the prior year period.

CEOC and CES

CEOC owns and operates 19 casinos in the United States and nine internationally, most of which are located in England, and manages 13 casinos, which include the six CGP casinos and seven casinos for unrelated third parties.

Caesars Enterprise Services (“CES”) is a joint venture among CERP, CEOC, and a subsidiary of CGP that provides certain corporate and administrative services to their casino properties.

Effective October 2014, substantially all of our properties are managed by CES with the remaining properties to be transitioned upon regulatory approval. Prior to this, our properties were managed by CEOC.

Cash and Available Revolver Capacity
CEC is primarily a holding company with no independent operations, employees, or material debt issuances of its own. CEC’s primary assets as of September 30, 2016, consist of $188 million in cash and cash equivalents and its ownership interests in CEOC, CERP and CGP. CEC’s cash includes $107 million held by insurance captives. Each of the subsidiary entities comprising Caesars Entertainment’s consolidated financial statements have separate debt agreements with restrictions on usage of the respective entity’s capital resources. CGP is a variable interest entity that is consolidated by Caesars Entertainment, but is controlled by its sole voting member, Caesars Acquisition Company (“CAC”). CAC is a managing member of CGP and therefore controls all decisions regarding liquidity and capital resources of CGP. CEOC was deconsolidated effective January 15, 2015, and therefore, has not been included in the table below. In the table below, “Other” reflects CEC and its other direct subsidiaries.
CEC has limited unrestricted cash available to meet its financial commitments, primarily resulting from significant expenditures made to defend against litigation related to the CEOC restructuring and to support a plan of reorganization for CEOC. While the cash forecast at CEC currently contemplates liquidity to be sufficient through December 31, 2016, the CEC cash balance will be consumed by expenses associated with the CEOC restructuring unless we identify additional sources of liquidity to meet CEC’s ongoing obligations as well as to meet its commitments to support the CEOC restructuring. The completion of the merger with CAC is expected to allow CEC to fulfill its financial commitments in support of the restructuring; under the terms of the restructuring, all related litigation is expected to be resolved; and CEC has been allotted a portion of the proceeds from the sale of CIE’s SMG Business to fund certain expenses incurred related to the restructuring. If CEC is unable to obtain additional sources of cash when needed, in the event of a material adverse ruling on one or all of our ongoing litigation matters, or if CEOC does not emerge from bankruptcy on a timely basis on terms and under circumstances satisfactory to CEC, it is likely that CEC would seek reorganization under Chapter 11 of the Bankruptcy Code.

	September 30, 2016
(In millions)	CERP	CGP	CES (6)	Other
Cash and cash equivalents	$247	$1,140	$94	$188
Revolver capacity	270	160	—	—
Revolver capacity drawn or committed to letters of credit	—	—	—	—
Total Liquidity	$517	$1,300	$94	$188

Footnotes to Tables

*	Not meaningful.

(1)	See the Reconciliation of Non-GAAP Financial Measures discussion later in this release for a reconciliation of Property EBITDA and Adjusted EBITDA.

(2)	Includes CERP, CGP, and associated parent company and elimination adjustments that represent the CEC structure as of September 30, 2016, and for subsequent periods.

(3)	Includes eliminations of intercompany transactions and other consolidating adjustments.

(4)	CGP is comprised of all subsidiaries of CGP, including CIE.

(5)	Other includes parent, consolidating, and other adjustments to reconcile to consolidated CEC results.

(6)	CES is a joint venture among CERP, CEOC, and a subsidiary of CGP that provides certain corporate and administrative services to their casino properties.
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2:00 p.m. Pacific Time Monday, November 7, 2016, to discuss its third quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information regarding CEC’s deconsolidated subsidiary CEOC. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 3238085 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event.
Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.
About Caesars

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: wholly owned Caesars Entertainment Resort Properties (“CERP”), Caesars Growth Partners, LLC (“CGP”), in which we hold a variable economic interest, and the majority owned operating subsidiary Caesars Entertainment Operating Company (“CEOC”) (which was deconsolidated effective January 15, 2015 due to its bankruptcy filing). Since its beginning in Reno, Nevada, in 1937, CEC has grown through development of new resorts, expansions and acquisitions. The Caesars system of properties now operates 47 casinos in 13 U.S. states and five countries. CERP and CGP operate a total of 12 casinos. CEC’s resorts operate primarily under the Caesars®, Harrah’s®, and Horseshoe® brand names. CEOC’s portfolio also includes the Caesars Entertainment UK (formerly London Clubs International) family of casinos.

The Caesars system of properties is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence, and technology leadership. The Company is committed to system-wide environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Caesars Entertainment Corporation is primarily a holding company with no independent operations of its own. It owns Caesars CERP, an interest in CGP and various other non-operating subsidiaries. It also has majority ownership of CEOC. The results of CEOC and its subsidiaries are no longer consolidated with CEC subsequent to CEOC’s Chapter 11 filing on January 15, 2015. Caesars Enterprise Services, LLC (“CES”) provides certain enterprise services to properties owned and/or operated by CERP, CGP, and CEOC, and this press release at times refers to system-wide trends and dynamics, inclusive of CEOC and its subsidiaries. In the discussion in this release, the word “CEC” refers to Caesars Entertainment Corporation without its consolidated entities, and the words “Company,” “Caesars,” “Caesars Entertainment,” “Continuing CEC,” “we,” and “our” refer to Caesars Entertainment Corporation and its consolidated entities, and not CEOC unless otherwise stated or the context requires otherwise.

Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “would,” “estimate,” “continue,” “focus,” “will,” “expect,” “believe,” or “position”, or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, the restructuring of CEOC, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the effects of CEOC’s bankruptcy filing on CEOC and its subsidiaries and affiliates, including Caesars Entertainment, and the interest of various creditors, equity holders, and other constituents;

•
CEC’s limited cash balances and sources of available cash, including CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary and CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast;

•	the ability to retain key employees during the restructuring of CEOC;

•
the event that the Restructuring Support and Forbearance Agreements (“RSAs”) entered into by CEC and CEOC relating to CEOC’s reorganization may not be consummated in accordance with their terms, or persons not party to the RSAs may successfully challenge the implementation thereof;

•
the length of time CEOC will operate in the Chapter 11 cases and CEOC’s failure to comply with the milestones previously provided by the RSAs or that may be included in other agreements relating to the restructuring;

•	risks associated with third party motions in the Chapter 11 cases, which may hinder or delay CEOC’s ability to consummate the restructuring as contemplated by the RSAs;

•	the outcome of currently pending or threatened litigation and demands for payment by certain creditors and by the National Retirement Fund against CEC;

•	adverse effects of Chapter 11 proceedings on Caesars Entertainment’s liquidity or results of operations;

•
the merger of CEC and CAC, which is contemplated by the plan to reorganize CEOC may not be consummated or one or more events, changes or other circumstances could give rise to termination of the related Merger Agreement;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from our cost savings programs;

•	the financial results of our consolidated businesses;

•	the impact of our substantial indebtedness and the restrictions in our debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the company to refinance its indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	our ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, competition for new licenses, and operating and market competition;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities;

•	the effects of environmental and structural building conditions relating to our properties;

•	access to insurance on reasonable terms for our assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Casino	$542	$542	$1,633	$1,759
Food and beverage	202	211	612	639
Rooms	237	220	701	663
Other revenue	136	118	385	370
Less: casino promotional allowances	(131)	(134)	(403)	(423)
Net revenues	986	957	2,928	3,008
Operating expenses
Direct
Casino	276	279	840	913
Food and beverage	99	102	292	303
Rooms	67	59	189	171
Property, general, administrative, and other	402	268	928	805
Depreciation and amortization	111	91	325	274
Corporate expense	40	40	122	131
Other operating costs	35	34	77	106
Total operating expenses	1,030	873	2,773	2,703
Income/ (loss) from operations	(44)	84	155	305
Interest expense	(147)	(147)	(448)	(530)
Deconsolidation and restructuring of CEOC and other	(3,070)	(935)	(5,333)	6,162
Income/(loss) from continuing operations before income taxes	(3,261)	(998)	(5,626)	5,937
Income tax benefit/(provision)	(27)	206	(37)	49
Income/(loss) from continuing operations, net of income taxes	(3,288)	(792)	(5,663)	5,986
Discontinued operations, net of income taxes	3,293	36	3,351	106
Net income/(loss)	5	(756)	(2,312)	6,092
Net income attributable to noncontrolling interests	(648)	(35)	(716)	(94)
Net income/(loss) attributable to Caesars	$(643)	$(791)	$(3,028)	$5,998

Earnings/(loss) per share - basic and diluted
Basic earnings/(loss) per share from continuing operations	$(26.80)	$(5.70)	$(43.70)	$40.67
Basic loss per share from discontinued operations	22.42	0.26	22.96	0.75
Basic earnings/(loss) per share	$(4.38)	$(5.44)	$(20.74)	$41.42

Diluted earnings/(loss) per share from continuing operations	$(26.80)	$(5.70)	$(43.70)	$40.14
Diluted loss per share from discontinued operations	22.42	0.26	22.96	0.74
Diluted earnings/(loss) per share	$(4.38)	$(5.44)	$(20.74)	$40.88

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED SUMMARY BALANCE SHEETS
(UNAUDITED)

(In millions)	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$1,669	$1,227
Restricted cash	3,414	58
Other current assets	316	674
Total current assets	5,399	1,959
Property and equipment, net	7,456	7,584
Goodwill and other intangible assets	2,057	2,106
Restricted cash	5	109
Other long-term assets	434	448
Total assets	$15,351	$12,206
Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities
Accrued restructuring and support expenses	$6,209	$905
Current portion of long-term debt	51	187
Other current liabilities	1,473	924
Total current liabilities	7,733	2,016
Long-term debt	6,755	6,777
Other long-term liabilities	1,834	1,180
Total liabilities	16,322	9,973
Total Caesars stockholders’ equity/(deficit)	(2,639)	987
Noncontrolling interests	1,668	1,246
Total stockholders’ equity/(deficit)	(971)	2,233
Total liabilities and stockholders’ equity/(deficit)	$15,351	$12,206

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(In millions)	2016	2015

Cash flows provided by operating activities	$454	$163

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(147)	(280)
Deconsolidation of CEOC cash	—	(958)
Increase in restricted cash	(4,429)	(29)
Decrease in restricted cash	1,177	55
Contributions to discontinued operations	132	94
Proceeds from the sale and maturity of investments	(144)	(29)
Proceeds from the sale and maturity of investments	38	25
Payments to acquire investments	(15)	(28)
Other	(3)	(3)
Cash flows used in investing activities	(3,391)	(1,153)

Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	80	271
Repayments of long-term debt and revolving credit facilities	(255)	(391)
Repurchase of CIE shares	(609)	(54)
Distribution of CIE sale proceeds	(487)	—
Distributions to noncontrolling interest owners	(21)	(26)
Other	7	17
Cash flows used in financing activities	(1,285)	(183)

Cash flows from discontinued operations
Cash flows from operating activities	157	80
Cash flows from investing activities	4,384	(8)
Cash flows from financing activities	12	(96)
Cash flows from discontinued operations	4,553	(24)

Change in cash classified as held for sale	111	18

Net increase/(decrease) in cash and cash equivalents	442	(1,179)
Cash and cash equivalents, beginning of period	1,227	2,702
Cash and cash equivalents, end of period	$1,669	$1,523

Supplemental Cash Flow Information:
Cash paid for interest	$363	$480
Cash paid for income taxes	65	55
Non-cash investing and financing activities:
Change in accrued capital expenditures	1	(20)

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA
Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. As a result of the sale of the SMG Business, we have determined that CIE stock-based compensation expense should be excluded from Property EBITDA as management no longer considers such expense to be indicative of Caesars Entertainment’s ongoing consolidated or segment operating performance. Therefore, Property EBITDA has been recast for prior periods to be consistent to the current year presentation.
In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation, and is presented as a supplemental measure of the Company’s performance. Management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Because not all companies use identical calculations, the presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
The following tables reconcile net income/(loss) attributable to the companies presented to Property EBITDA and Adjusted EBITDA for the periods indicated.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

	Three Months Ended September 30, 2016					Three Months Ended September 30, 2015
(In millions)	CEOC	CERP	CGP (f)	Other (g)	CEC	CEOC	CERP	CGP (f)	Other (g)	CEC
Net income/(loss) attributable to company	$—	$6	$3,897	$(4,546)	$(643)	$—	$—	$19	$(810)	$(791)
Net income/(loss) attributable to noncontrolling interests	—	—	(33)	681	648	—	—	2	33	35
Net (income)/loss from discontinued operations	—	—	(4,019)	726	(3,293)	—	—	(36)	—	(36)
Income tax (benefit)/provision	—	—	(2)	29	27	—	—	2	(208)	(206)
Deconsolidation and restructuring of CEOC and other (a)	—	(1)	(1)	3,072	3,070	—	—	(5)	940	935
Interest expense	—	99	49	(1)	147	—	98	50	(1)	147
Income/(loss) from operations	—	104	(109)	(39)	(44)	—	98	32	(46)	84
Depreciation and amortization	—	63	47	1	111	—	52	39	—	91
Other operating costs (b)	—	—	16	19	35	—	1	9	24	34
Corporate expense	—	11	7	22	40	—	10	8	22	40
CIE stock-based compensation	—	—	145	—	145	—	—	13	—	13
Property EBITDA	—	178	106	3	287	—	161	101	—	262
Corporate expense	—	(11)	(7)	(22)	(40)	—	(10)	(8)	(22)	(40)
Stock-based compensation expense (c)	—	2	—	6	8	—	3	2	9	14
Other items (e)	—	1	1	12	14	—	3	3	4	10
Adjusted EBITDA	$—	$170	$100	$(1)	$269	$—	$157	$98	$(9)	$246

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

	Nine Months Ended September 30, 2016					Nine Months Ended September 30, 2015
(In millions)	CEOC	CERP	CGP (f)	Other (g)	CEC	CEOC	CERP	CGP (f)	Other (g)	CEC
Net income/(loss) attributable to company	$—	$(2)	$3,940	$(6,966)	$(3,028)	$(85)	$20	$193	$5,870	$5,998
Net income/(loss) attributable to noncontrolling interests	—	—	(26)	742	716	—	—	4	90	94
Net (income)/loss from discontinued operations	—	—	(4,077)	726	(3,351)	7	—	(113)	—	(106)
Income tax (benefit)/provision	—	(2)	(6)	45	37	—	13	(2)	(60)	(49)
Deconsolidation and restructuring of CEOC and other (a)	—	—	(2)	5,335	5,333	—	—	(4)	(6,158)	(6,162)
Interest expense	—	297	149	2	448	87	299	145	(1)	530
Income/(loss) from operations	—	293	(22)	(116)	155	9	332	223	(259)	305
Depreciation and amortization	—	195	130	—	325	11	151	111	1	274
Other operating costs (b)	—	5	19	53	77	4	3	(98)	197	106
Corporate expense	—	33	22	67	122	7	32	27	65	131
CIE stock-based compensation	—	—	188	—	188	—	—	24	—	24
Property EBITDA	—	526	337	4	867	31	518	287	4	840
Corporate expense	—	(33)	(22)	(67)	(122)	(7)	(32)	(27)	(65)	(131)
Stock-based compensation expense (c)	—	7	4	21	32	1	10	2	37	50
Adjustments to include 100% of Baluma S.A.’s adjusted EBITDA (d)	—	—	—	—	—	3	—	—	—	3
Other items (e)	—	7	4	32	43	6	7	8	10	31
Adjusted EBITDA	$—	$507	$323	$(10)	$820	$34	$503	$270	$(14)	$793
___________________

(a)
Amounts during 2016 primarily represent CEC’s estimated costs in connection with the restructuring of CEOC. Amounts during 2015 primarily represent CEC’s gain recognized upon the deconsolidation of CEOC.

(b)
Amounts primarily represent pre-opening costs incurred in connection with property openings and expansion projects at existing properties and costs associated with the acquisition and development activities and reorganization activities.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, and restricted stock units granted to the Company’s employees.

(d)
Amounts represent adjustments to include 100% of Baluma S.A. (Conrad Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities.

(e)
Amounts represent add-backs and deductions from EBITDA, permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with CEOC’s restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

(f)	CGP is comprised of all subsidiaries of CGP, including CIE.

(g)	Amounts include consolidating adjustments, eliminating adjustments and other adjustments to reconcile to consolidated CEC Property EBITDA and Adjusted EBITDA.